Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-131974) of Relìv International, Inc., as amended.

2.	Registration Statement (Form S-8 No. 333-67921) pertaining to the Relìv International, Inc. 401(k) Plan.

3.	Registration Statement (Form S-8 No. 333-107914) pertaining to the Relìv International, Inc. 2003 Stock Option Plan.

4.	Registration Statement (Form S-3 No. 333-160374) pertaining to the 2009 Distributor Stock Purchase Plan.

5.	Registration Statement (Form S-8 No. 333-170928) pertaining to the Relìv International, Inc. 2009 Incentive Stock Plan.

of our report dated March 26, 2013, with respect to the consolidated financial statements of Relìv International, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Relìv International, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 26, 2013